EXHIBIT 99.1

Joel P. Moskowitz	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 x8261	(310) 208-2550

CERADYNE INC. RECEIVES $15.8 MILLION CERAMIC BODY ARMOR ORDERS

FOR U.S. MARINES

Costa Mesa, Calif.—May 31, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received three ceramic body armor delivery orders from the U.S. Marine Corps, Quantico, Virginia, totaling over $15.8 million. Shipments are expected to commence early in 3rd Quarter 2006 and be complete by the end of this year.

Dave Reed, Ceradyne President North American Operations, commented: “These orders include both ESAPI and side plates. We are pleased that the U.S. Marines have continued to issue orders to our Company that meet their ceramic armor requirements. With our increasing capacity from Ceradyne’s Lexington, Kentucky, armor facility, we anticipate that we will continue to deliver a quality part, on time.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and consumer applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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